Exhibit 99.1

Spare Backup Completes First Pre-Sale Agreement for Mobile Parental Controls in Europe with Major
Distribution Partner Targeting 10 Million Channel Partner Customer Base

Minden, NV – October 26, 2011 – Spare Backup Inc. (“Spare Backup”) (OTCBB: SPBU) today announced that it has completed its first agreement as part of its pre-sale efforts of Spare Backup’s new mobile parental controls with Lifestyle Services Group Limited (“Lifestyle Services Group”), the UK’s leading provider of services designed to support the consumer desire to live their life through their mobile devices.  Lifestyle Services Group and Spare Backup have amended their December 13, 2010 master services agreement to include the parental controls functionality, designed to monitor and manage numerous aspects of a child’s mobile device activity including location in a unique, simple and cost effective manner.

Under the terms of the agreement, Lifestyle Services Group will distribute Spare Backup’s parental controls through its affinity distribution channels, including most major retail banks and mobile networks, targeting approximately 10 million customers.  Both companies have agreed that Lifestyle Services Group will have exclusive distribution rights to the parental controls functionality in territories where it has a physical presence for the term of the agreement, provided it reaches certain minimum volumes including at least one million units over a specified period within the first year.  It is anticipated that registered users will choose from various service offering packages at monthly subscription prices ranging up to 5 GBP.

Commenting on the agreement, Cery Perle, Chief Executive Officer of Spare Backup, stated, “We are very pleased to have reached this agreement with Lifestyle Services Group in this initial sales period prior to the full launch of our exciting new suite of parental controls.  We have received tremendous interest from our core distributers as well as other potential partners as we showcase the parental controls in this pre-launch period and are in active discussions to expand our distribution base for these products. Mobile security and control products address a global concern so we are only beginning to scratch the surface.  As a stand-alone service or bundled inside of a comprehensive mobile solution with retailers, warranty providers or Telcos, we can generate substantial positive cash flow with minimal market penetration when it comes to the hundreds of millions of smartphone users around the globe.”

Mr. Perle went on to say “Equally important is the fact that these controls help keep children safe and allow parents to change the usage habits of their children for the better.  Every parent has sat at the dinner table at least once and asked their child to put the phone down, or had to tell their child to stop texting as you are talking to them.  When you think about things like how many friends your child has on Facebook that you actually know or if they can actually communicate in ways other than “ttyl” or “lol” it can seem a bit overwhelming.  With our suite of controls a parent is empowered to not only make their child safer but, to regain control and help their family unit actually be a family.  That is what truly will make a smartphone smart.”

Andy Morris, Business Development Director at Lifestyle Services Group stated “We are always looking for innovative ways to add value to our clients businesses by offering solutions that are central to the consumers Mobile Life and fulfill a real customer need. The exclusive distribution agreement for Parental Controls that we now have with Spare Backup is a further step demonstrating our ongoing commitment to innovate within our market.”

About Lifestyle Services Group Limited

Lifestyle Services Group is the leading provider of affinity distributed solutions to support the consumer desire to live their life through their mobile devices. Lifestyle Services Group manages largest active mobile phone insurance base in the UK.  With over 1000 employees based in 3 locations across the UK, Lifestyle Services Group supports many of the High Street Banks and Mobile Networks in delivering mobile centric lifestyle related products to add value to their customer propositions. Lifestyle Services Group is part of a multi-billion pound group of consumer companies, including Phones4U, Dial-a-Phone and EZ Pay. For more information, go to www.lifestylegroup.co.uk

About Spare Backup, Inc.

Spare Backup, Inc. is a leading provider of data backup and security software for smartphones, tablets and PCs. Spare Backup's software enables consumers and small to medium sized businesses to easily protect valuable computer and mobile data quickly, automatically and cost-effectively. Spare Backup software intelligently selects, secures and stores personal and business content on a continuous basis or according to the schedule of the user's choice. It also allows for the integration of that content across various devices and provides enhanced security features to protect valuable data on any lost or stolen devices. Spare Backup software is the first totally automated cloud-based backup service that is distributed on a stand-alone or private label basis through major retail and warranty service partners in North America and Europe

Safe Harbor Statement

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Forward Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the outlook of the Company’s business and results of operations. By nature, these risks and uncertainties could cause actual results to differ materially from those indicated. Generally speaking, any statements using terms such as "will," "expect," "anticipate," or "may," or which otherwise predict or address future results or events, are likely to contain forward-looking statements. It is important to note that actual results may differ materially from what is indicated in any forward-looking statement. Readers should consider any forward-looking statements in light of factors that could cause actual results to vary. These factors are described in Spare Backups filings with the SEC, and readers should refer to those filings, including Risk Factors described in those filings, in connection with any forward-looking statements.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.